Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-113237 and 333-120717) and Form S-8 (Nos. 333-139874, 333-82538 and 333-47097) of Deckers Outdoor Corporation of our reports dated March 16, 2007, except as to Note 2, which is as of October 10, 2007, with respect to the consolidated balance sheets of Deckers Outdoor Corporation (the Company) as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K/A of Deckers Outdoor Corporation.

As described in Notes 1 and 7 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

As described in Note 2 to the consolidated financial statements, the Company has restated the consolidated financial statements as of December 31, 2005 and 2006, and for each of the years in the three-year period ended December 31, 2006.

Our report dated March 16, 2007, except as to the fourth through the sixth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as Restated), which is as of October 10, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not have effective internal controls over financial reporting for payroll taxes and certain other taxes incurred by its China subsidiary (China payroll and other taxes). Specifically, the Company’s corporate monitoring controls failed to operate at a sufficient level of precision to detect the understatement of China payroll and other taxes. There was also insufficient oversight and supervision of subsidiary operational and accounting personnel over the determination and remittance of China payroll and other taxes in compliance with local tax laws. As a result, the Company did not detect that payroll expense reported to local China tax authorities was understated, which, in turn, understated the related tax obligations calculated and reported in the Company’s consolidated financial statements. This material weakness resulted in material misstatements requiring the restatement of the Company’s previously issued consolidated financial statements as of December 31, 2005 and 2006, and for each of the years in the three-year period ended December 31, 2006, and the interim consolidated financial information for each of the quarterly periods in 2005 and 2006.

/s/ KPMG LLP

Los Angeles, California
October 10, 2007